EXHIBIT 99

FOR IMMEDIATE RELEASE Friday March 7, 2011	CONTACT: John A. Ustaszewski Chief Financial Officer (740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
FOURTH QUARTER 2010
AND
ANNUAL 2010 OPERATING RESULTS
LEWIS CENTER, Ohio, March 4, 2011 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced that fourth quarter 2010 operations resulted in a net loss of $354 thousand or per share of $0.10, compared to a net loss of $2.1 million or per share of $0.56 for the fourth quarter 2009. The company also reported a $12.3 million loss, or $3.32 per basic and diluted share for the twelve months ended December 31, 2010. This compares to net loss of $4.2 million for 2009, or $1.13 per basic and diluted share.
Interim President and Chief Executive Officer David J. Folkwein commented, “The fourth quarter results reflect our continuing effort to aggressively address our asset quality challenges. Our focus and attention has been on reducing the overall risk in our loan portfolio by establishing and following a rigorous and systematic process by managing individual loan relationships and maintaining appropriate reserves. During the fourth quarter we recorded $1.2 million in provision expense, which represents the lowest quarterly provision in 2010.”
Mr. Folkwein added, “It has taken significant resources to manage our problem credits, which has created a higher than normal expense load. But as we move forward we hope to reduce that overhead in line with the reduction of the problem loan portfolios. Many of the workout plans for the larger credits are expected to be completed in the first half of 2011, which will allow us to shift resources back to loan generation. Much will depend on continued challenges presented by the economy and the unknowns of new regulatory initiatives in the banking industry, which include a heightened focus on bank capital.”
John A. Ustaszewski, Chief Financial Officer noted, “In addition to our ongoing focus on our loan portfolios, we also implemented various strategies related to balance sheet management. First, we have reduced overall asset levels to help support our capital ratios by reducing non-core deposit balances. We also liquidated certain investment positions that we deemed to be outside the traditional community banking model, which allowed us to take some gains, while at the same time enhancing balance sheet liquidity.”
Mr. Ustaszewski added, “During the quarter we also implemented an early retirement program and have reduced staffing levels through normal attrition. Those initiatives, coupled with other cost savings measures will allow us to improve the company’s overall expense trends, which are consistent with the overall lower level of earning assets that we are carrying as we head into 2011.”
Mr. Folkwein added, “We’ve had to make some difficult decisions over the past year, and the process of addressing our issues has not been easy, particularly in the current economy. We continue to focus on becoming a stronger company, and continue to explore all options which may benefit our customers, our community our shareholders and the company.”

FOURTH QUARTER 2010 RESULTS (Dollars in thousands)
Net Income — The net loss for the quarter was $354 thousand, while the loss per share for the quarter was $0.10. In additional to normal operating results the company recognized gains of $232 thousand on the sale of approximately $6.2 million of municipal securities, and additional net gains of $610 thousand on the sale of two non-core investment positions, one being an equity position in a specialty lines insurer and the other a limited position in a mezzanine financing company. Also during the quarter, the Corporation recognized tax expense of $520 thousand in connection with a change in the deferred tax asset valuation allowance and $154 thousand of expense related to an early retirement program offered to eligible employees.
Net Interest Income — Net interest income was $5.1 million for the quarter which was slightly lower than the $5.6 million recognized in the fourth quarter 2009. This is mainly attributed to the reduced earning asset levels of the Corporation as the investment and loan portfolios were both lower at year-end 2010.
Non-interest Income — Non-interest income for the fourth quarter was $2.1 million compared to negative net revenue of $648 thousand for the fourth quarter 2009. This loss in the fourth quarter 2009 was attributed to a combination of losses on the sale of securities and write-downs recognized on the Corporation’s PreTSL bond portfolio. Revenues in the fourth quarter 2010 were supported by gains recognized on the sale of a non-equity position in a mezzanine financing group to create additional liquidity. Other product group’s transaction levels remained stable.
Non-interest Expense — Non-interest expense continue to remain elevated due to increased workout expenses required to manage the bank’s workout portfolios. These elevated expenses include legal, consulting, loan review and increased audit costs. Additionally, costs associated with holding repossessed real estate such as utilities, property management, real estate taxes and sales costs increased the overall expense load.
Management did take pro-active steps to address expense load by reducing staff through selective attrition and by offering an early retirement program to eligible employees. The reduced staffing levels better align overall full-time equivalents to the current size of the Corporation, and will support a lower cost structure in 2011.
Provision Expense — Provision expense for the fourth quarter was $1.2 million. This was the lowest amount of quarterly provision recognized for 2010. The lower expense is attributed to two factors. First, Management charged-off relatively large balances of non-performing loans in the first three quarters of 2010. Also, a number of non-performing positions were sold or favorably restructured, which reduced the need for future provision expense.
2010 ANNUAL RESULTS (Dollars in thousands)
Net Income — The net loss for 2010 totaled $12.3 million, compared to a net loss for 2009 of $4.2 million. The diluted loss per share totaled $3.32 for 2010 versus diluted loss per share of $1.13 for 2009. The Corporation’s increased net loss is mainly attributed to increased provision expense in 2010 compared to 2009 for probable loan losses and the recognition of a full valuation allowance on its net deferred tax assets. Additionally, there continued to be higher than normal expenses due to the increased resources need to administer and manage loan workout situations. The Bank also recognized impairment on two trust preferred securities totaling $1.3 million in 2010.
Net Interest Income — During 2010 the interest rate environment allowed management to reprice liabilities to effectively increase the Corporation’s margin. However, due to the planned contraction of the balance sheet overall levels of earning assets were lower in 2010 compared to 2009. The lower level of earning assets is the main reason that net interest income of $21.2 million was lower than the $21.8 million recognized in 2009.
Deposit pricing opportunities allowed the cost of deposits to decline to approximately 61 basis points at year-end 2010 compared to 93 basis points at year-end 2009. The Bank has improved its deposit mix as balances in low cost or no cost deposits increased slightly, while time deposits, which typically carry the highest costs, declined significantly. Loan yields also declined, but at a lower percentage change than overall deposit costs.

As a result of the these shifts in the components of interest-earning assets and interest-bearing liabilities, as well as movements in market interest rates, DCB’s net interest margin, which is calculated by dividing net interest income by average interest-earning assets, increased to 3.61% in 2010 from 3.38% in 2009. Despite the improvements in margin, Management continues to offer deposit specials on certain products in order to ensure an adequate level of liquidity. These special rates normally have a negative impact on the overall net interest margin. If special deposit rates above the Corporation’s normal rates continue to be offered, it is likely that net interest margin and effectively net interest income could be negatively affected.
Noninterest Income — Total noninterest income increased to $6.1 million in 2010 from $3.2 million in 2009. The increase is mainly attributed to reduced losses on PreTSL securities and increased gains on the sale of securities. Additionally, there were pre-payment penalties incurred on the early retirement of FHLB debt in 2009 that did not occur in 2010.
Other non-interest revenue transactions were stable during 2010. However, due to changing regulations, non-interest revenue could be impacted in future periods by legislation contained in the Dodd-Frank act which would likely limit the amount of revenue generated on electronic banking and non-sufficient check transactions processed by the Corporation.
Noninterest Expense — Total noninterest expense increased to $23.5 million for the year ended December 31, 2010 compared to $22.9 million in 2009. As previously noted, the increase is mainly attributed to the increase in consulting, legal and other expenses associated with the workout loan processes. This includes additional costs associated with holding repossessed property including management fees, utilities and real estate taxes. Additionally, the Corporation recognized $154 thousand of current year expense related to an early retirement program offered to eligible employees. Although this increased expenses in 2010, it is expected the overall salary and benefit cost run-rates will be lower in 2011. Also, as previously noted, the Corporation recognized a full allowance on its deferred income tax benefit of $5.1 million for 2010. And as previously mentioned, there were lower levels of losses on PreTSL securities in 2010, than what was experienced in 2009.
Provision Expense — Provision expense for 2010 was $11.04 million compared to $9.4 million in 2009. The slight increase in provision was mainly attributed to increased probable losses expected to occur on its commercial and commercial real estate portfolios. The increased provision along with $9.3 million of charge-offs during 2010 resulted in the allowance increasing to 2.88% at year-end 2010 compared to 2.14% at year-end 2009. Provision expense for the fourth quarter 2010 was $1.2 million. Delinquencies at year-end 2010 were 4.01% compared to 3.01% at year-end 2009, but showed an improvement compared to the end of the third-quarter 2010, when delinquencies were 4.14%. Non-accrual loans increased to $16.6 million at year-end 2010 from $11.3 million at year-end 2009. Due to a management’s workout process, troubled loans are being aggressively placed into non-accrual status.
The provision for loan losses represents the charge to income necessary to adjust the allowance for loan losses to an amount that represents management’s assessment of the losses known and inherent in the Bank’s loan portfolio. All lending activity contains associated risks of loan losses and the Bank recognizes these credit risks as a necessary element of its business activity. To assist in identifying potential loan losses, the Bank maintains a credit administration function that regularly evaluates lending relationships as well as overall loan portfolio conditions. One of the primary objectives of this credit administration function is to make recommendations to management as to both specific and overall portfolio loss allowances. Management further evaluates these allowance levels through an ongoing rigorous credit quality process, which in addition to evaluating the current credit quality of the lending portfolios, examines other economic indicators and trends, which could affect the overall loss rates associated with the loan portfolios.
Management will continue to monitor the credit quality of the loan portfolio and may recognize additional provisions in the future if needed to maintain the allowance for loan losses at an appropriate level. Management will continue to focus on activities related to monitoring, collection and workout of delinquent loans. In addition, management will continue to monitor exposure related to industry segments, in order to adequately diversify the loan portfolio.

Analysis of Selected Financial Condition (Dollars in thousands)
The Corporation’s assets totaled $565 million at December 31, 2010, compared to $675 million at December 31, 2009, a decrease of $110 million, or 16%. The decline in assets is mainly attributed to reduced quality lending opportunities in the bank’s lending area and a decline in marketable securities which were reduced in order to maintain adequate levels of cash balances. Cash and cash equivalents declined from $41.4 million at December 31, 2009 to $33.5 million at December 31, 2010. The Corporation has focused on maintaining liquidity by setting target limits for cash balances, while limiting balances of low earning assets in order to preserve net interest margin.
Investment securities declined to $69.6 million at December 31, 2010 from $94.1 million a year earlier. The decline is the result of not reinvesting maturity proceeds back into the portfolio in order to fund the run-off of the Corporation’s time deposit portfolio. In order to increase levels of core customer deposits Management reduced time deposits through its CDARs program for non-core customers. This process was essential in reducing the overall asset level in order to maintain key capital measurements. Additionally, in order to transition the securities portfolio to a larger percentage of agency paper, the Corporation liquidated municipal securities during the year and replaced some of the positions with agency paper. This activity allowed the Corporation to achieve increased liquidity levels while providing flexibility with agency paper collateral.
Total loans, excluding loans held for sale, decreased by $64.6 million from $489 million at December 31, 2009 to $424 million at December 31, 2010. As noted earlier, the current commercial and commercial real estate market within the company’s footprint is not offering a significant number of quality lending opportunities. Management has not been aggressive in pursuing on balance sheet growth in order to preserve liquidity and support targeted capital ratios. As an example, residential loan originations have generally been sold on the secondary market at a gain and not retained on balance sheet.
Total deposits decreased by $98 million from $557 million at December 31, 2009 to $465 million at December 31, 2010. This change is mainly attributed to the planned reduction in non-core CDARs deposits and having less reliance on large public fund depositors. The funding of this run-off mainly came from the reduction in investment securities and the reduction in the Corporation’s loan portfolios. The company did experience a slight increase in non-interest bearing deposits as it focused customer retention and aggressive marketing.
As noted above, in the fourth quarter 2010, Management made changes to the balance sheet in order to create liquidity, reduce debt and liquidate assets that were not part of the core business model. These changes included the sale of over $6.2 million of municipal securities, the sale of its shares in a specialty line insurer, and the sale of its investment in a mezzanine financing group. These transactions created liquidity which provided more flexibility in managing its deposit structure while streamlining the balance sheet.

DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and due from financial institutions	$10,024	$10,082
Interest bearing deposits	23,497	26,371
Federal funds sold and overnight investments	—	5,000

Total cash and cash equivalents	33,521	41,453
Securities available for sale, at fair value	69,597	94,100
Securities held to maturity, at amortized cost	1,313	1,752

Total securities	70,910	95,852
Loans held for sale, at lower of cost or market	753	2,442
Loans	424,864	489,482
Less allowance for loan losses	(12,247)	(10,479)

Net loans	412,617	479,003
Real estate owned	5,284	4,912
Investment in FHLB stock	3,799	3,773
Premises and equipment, net	13,175	14,435
Investment in unconsolidated affiliates	—	1,439
Bank-owned life insurance	17,073	16,326
Accrued interest receivable and other assets	7,973	15,387

Total assets	$565,105	$675,022

LIABILITIES
Deposits
Noninterest-bearing	$63,695	$60,502
Interest-bearing	401,381	496,953

Total deposits	465,076	557,455
Federal funds purchased and other short-term borrowings	1,265	3,011
Federal Home Loan Bank advances	58,502	63,148
Accrued interest payable and other liabilities	2,845	2,065

Total liabilities	527,688	625,679

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	47,886	60,213
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive income (loss)	(760)	(1,161)

Total shareholders’ equity	37,417	49,343

Total liabilities and shareholders’ equity	$565,105	$675,022

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Year Ended
	December 31,
	2010	2009
	(Unaudited)
Interest and dividend income
Loans	$24,643	$27,888
Taxable securities	2,697	3,299
Tax-exempt securities	645	987
Federal funds sold and other	133	167

Total interest income	28,118	32,341

Interest expense
Deposits	4,182	7,329
Borrowings	2,743	3,229

Total interest expense	6,925	10,558

Net interest income	21,193	21,783

Provision for loan losses	11,040	9,398

Net interest income after provision for loan losses	10,153	12,385

Noninterest income
Service charges on deposit accounts	2,726	2,621
Trust department income	960	859
Net gains on sale of securities	301	631
Net gains (loss) on sale of assets	813	(780)
Gains on sale of loans	401	311
Treasury management fees	417	469
Data processing servicing fees	606	573
Earnings on bank owned life insurance	747	703
Total other-than-temporary impairment losses	(4,099)	(6,301)
Portion of loss recognized in other comprehensive income (before taxes)	2,797	3,680

Net impairment losses recognized in income	(1,302)	(2,621)
Other	446	453

Total noninterest income	6,115	3,219

Noninterest expense
Salaries and employee benefits	10,285	10,276
Occupancy and equipment	4,037	4,496
Professional services	1,908	992
Advertising	412	439
Postage, freight and courier	356	334
Supplies	261	301
State franchise taxes	615	656
Federal deposit insurance premiums	1,460	1,815
Other	4,154	3,680

Total noninterest expense	23,488	22,989

Loss before income tax credits	(7,220)	(7,385)

Income tax expense (credits)	5,110	(3,185)

Net income (loss)	$(12,330)	$(4,200)

Basic and diluted earnings (loss) per common share	$(3.32)	$(1.13)

Dividends per share	$0.00	$0.14

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the
	Year Ended
	12/31/10	12/31/09
Key Financial Information
Net interest income	$21,193	$21,783
Provision for loan losses	$11,040	$9,398
Non-interest income	$6,115	$3,219
Non-interest expense	$23,487	$22,989
Net income (loss)	$(12,330)	$(4,200)
Loan balances (average)	$440,837	$504,441
Deposit balances (average)	$435,587	$578,275
Non-accrual loans	$16,567	$11,275
Loans 90 days past due and accruing	$1,858	$886
Basic earnings (loss) per common share	$(3.32)	$(1.13)
Diluted earnings (loss) per common share	$(3.32)	$(1.13)
Weighted Average Shares Outstanding (000):
Basic and Diluted	3,717	3,717

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)

	At or For the Year Ended
	12/31/10	12/31/09
Key ratios
Return on average assets	(1.93)%	(0.59)%
Return on average shareholders’ equity	(32.9)%	(7.76)%
Non-interest expense to average assets	5.20%	3.25%
Efficiency ratio	84.7%	92.0%
Net interest margin	3.61%	3.38%
Equity to assets at period end	6.62%	7.34%
Allowance for loan losses as a percentage of period-end loans	2.88%	2.14%
Total allowance for loan losses to non-accrual loans	74%	93%
Net charge-offs (annualized) as a percent of average loans	2.00%	1.00%
Non-accrual loans to total loans (net)	4.02%	2.35%
Delinquent loans (30+ days)	4.01%	3.01%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 18 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2009 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.